Exhibit 99.1

       Digital Broadband Networks Inc. Announces Joint Venture with Amove Resources to Implement Secured Shipping Service

    FLEMINGTON, N.J.--(BUSINESS WIRE)--Dec. 4, 2003--Digital Broadband Networks, Inc. (OTCBB:DBBD) www.dbni.net today announced that the Company has entered into a Joint Venture Agreement with Amove Resources Sdn Bhd (www.malaysiayellowpages.net/amove) to implement a secured shipping service. DBBD will hold a majority equity interest in the joint venture company ("JVC").
    Additionally, DBBD has been granted an option to acquire 51% equity in Amove for $550,000. The purchase will be funded by a combination of cash from internally generated funds and issuance of common stock. This option shall be exercised by DBBD on or before January 31, 2004.
    Amove has consistently generated profits for the last five years. For year ending December 31, 2003, Amove has projected a total gross revenue of $3.2 million of which approximately $2.5 million was achieved for the ten month period ended October 31, 2003. For fiscal year 2004, Amove is projecting gross revenue of $4.5 million before including contribution from the provision of secured shipping service.
    The secured shipping service is being implemented by the JVC to assist exporters from Malaysia, Thailand and Sri Lanka to comply with requirements of the US Maritime Transportation Security Act of 2002 that Congress passed in the wake of the September 11, 2001 terrorist attacks.
    "We chose to partner with DBBD because their management team has demonstrated their total commitment and integrity during our negotiations," commented BH Lee, Managing Director of Amove. Lee added "By combining our resources with DBBD's, we hope to increase the revenue and earnings of Amove for the coming year as well as set the foundation for the joint venture company to provide secured shipping service to US multinational clients based in the Asian region."
    Patrick Lim, Chairman and CEO of DBBD stated, "The proposed joint venture and subsequent purchase of a majority equity interest in Amove, following our recent investment in the Asiaco group of companies, completes the suite of services that will make DBBD a leading integrated secured shipping service provider in Asia. We now have a pool of experts and assets to achieve our objective."

    About Digital Broadband Networks:

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    About Amove Resources:

    Incorporated in 1992, Amove Resources Sdn Bhd (www.malaysiayellowpages.net/amove) is engaged in following services: facility management, security management, warehousing, industrial packing and transportation of all kinds of machinery and equipment; rigging services including moving machinery and exhibition/event logistics; domestic and international industrial relocation; and supply of personnel to factories operated by multinational and local companies. The Company is based in Prai, Malaysia and currently employs 450 personnel.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.

    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.


    CONTACT: L.G. Zangani, LLC
             Leonardo Zangani, 908-788-9660
             leonardo@zangani.com
             or
             Digital Broadband Networks, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@dbni.net